EXHIBIT 99.1

FROM:	SIMON R. C. WADSWORTH
SUBJECT:	MID-AMERICA ANNOUNCES PROPERTY ACQUISTION
DATE:	AUGUST 25, 2004

MEMPHIS, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today the acquisition of the Prescott apartment community located in the Atlanta Metro sub-market of South Gwinnett County, GA for a purchase price of $28.5 million. The 384-unit property was built in 2001 and consists of one, two, and three bedroom upscale apartment homes with nine-foot ceilings, crown molding, and available wood burning fireplaces. The community features a private lake with cascading fountains, resort pool, state-of-the art health and fitness center and attached garages.

Located in upscale Gwinnett County, Georgia, the Prescott is located within one mile of the Gwinnett Place mall and is also near the Mall of Georgia. Its location one mile southeast of I-85 provides easy access to regional Atlanta and Gwinnett County employment centers.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which owns or has ownership interest in 37,336 apartment units throughout the southeast and south-central U.S. and in Texas. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues and expenses at Mid-America’s properties, anticipated lease-up (and rental concessions) at development properties, costs remaining to complete development properties, planned disposition, disposition pricing, and planned acquisitions and developments. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, construction delays that could cause new and add-on apartment units to reach the market later than anticipated, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in many of our markets, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.